Exhibit 99.1

Contact:

Randi Baldwin	Lester Rosenkrantz /Al Palombo
Vice President Communications & Marketing	Investor Relations
American Medical Alert Corporation	Cameron Associates
(516) 536-5850	(212) 245-8800

AMERICAN MEDICAL ALERT CORPORATION REPORTS FOURTH QUARTER AND YEAR END 2004 RESULTS

Company Continues Trend of Increased Revenue Growth

OCEANSIDE, New York. – March 31, 2005 – American Medical Alert Corp. (NASDAQ:  AMAC) a provider of healthcare communication services and advanced home health monitoring technologies, announced today the operating results for the year ended December 31, 2004.

Revenues for the fourth quarter of 2004, consisting primarily of monthly recurring revenues (MRR), increased 10.4% to $4,857,890 as compared to $4,402,152 for the same period in 2003.  Fourth quarter net loss was $199,526, or ($0.02) per diluted share, as compared to net income of $198,270, or $0.03 per diluted share for fourth quarter of 2003.

Revenues for the year ended December 31, 2004 increased 15.4% to $19,128,003, as compared to $16,568,352 for the same period in 2003.  Net income was $410,606 or $0.05 per diluted share as compared to a net income of $570,700 or $0.07 per diluted share for the previous year.   Included in the fourth quarter and year end 2004 results is an after tax charge of approximately $250,000 attributable to costs incurred in connection with upgrading certain versions of its Personal Emergency Response Systems (“PERS”) and related equipment to reduce certain emissions of radio frequency energy that exceeded applicable FCC standards.

Cash flow from operations in 2004 increased to $4,153,644 as compared to $2,704,154 in the previous year.  The company ended the year with a cash balance of $3,186,852 and had working capital of $5,842,227 as of December 31, 2004.

“With the exception of the charges we incurred during the last quarter of the year relating to the upgrade program, 2004 has been a solid year for AMAC,” commented Howard M. Siegel, AMAC’s Chief Executive Officer. “As a result of our strategic acquisitions, adoption and implementation of operational automating software and revenue growth in the TAS segment, we were able to achieve significant increases in operating cash flow.  The year was also capped off with the announcement of McKesson’s selection of AMAC as a coalition partner in the Medicare Chronic Care Improvement Program.  The program is expected to include disease management for Mississippi’s Medicare fee-for-service beneficiaries with heart failure and diabetes and McKesson intends to utilize AMAC’s telehealth services for remote patient monitoring.” Siegel concluded, “We plan to continue to execute our business strategy of maintaining a diversified revenue stream as we forge ahead with the provision of remote home based monitoring and healthcare communication and solution services.”

About American Medical Alert Corp.

AMAC is a national provider of remote health monitoring devices and 24/7 communication services designed to promote early medical intervention and improve quality of life for senior, disabled and chronically ill populations. AMAC’s product and service offerings include Personal Emergency Response Systems (PERS), electronic medication reminder devices, disease management monitoring appliances and 24/7 medical on-call and emergency response monitoring. AMAC operates several national medical On-Call and communication centers allowing access to trained response professionals 24/7.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “continue,” or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-KSB, the Company’s Quarterly Reports on Forms 10-QSB, and other filings and releases. These include uncertainties relating to government regulation, technological changes, our expansion plans and product liability risks.

Statements of income for the year ended and three months ended December 31, 2004 and 2003 and balance sheets as of December 31, 2004 and 2003 are attached.

SELECTED FINANCIAL DATA

	Year Ended		Three Months Ended
	12/31/2004	12/31/2003	12/31/2004	12/31/2003

Revenues	$19,128,003	$16,568,352	$4,857,890	$4,402,152

Net Income (loss)	$410,606	$570,700	$(199,526)	$198,270

Net Income per Share
Basic	$0.05	$0.08	$(0.02)	$0.03
Diluted	$0.05	$0.07	$(0.02)	$0.03

Basic Weighted Average Shares Outstanding	7,903,267	7,455,038	8,024,195	7,510,096

Diluted Weighted Average Shares Outstanding	8,478,824	7,678,252	8,637,475	7,847,482

CONDENSED BALANCE SHEET

	December 31, 2004	December 31, 2003
	(Unaudited)
ASSETS

Current Assets	$8,177,928	$6,909,456
Fixed Assets - Net	7,046,925	6,739,165
Other Assets	4,414,163	4,287,959

Total Assets	$19,639,016	$17,936,580

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities	$2,335,701	$2,149,930
Deferred Income Tax	1,099,000	882,000
Long-term Debt	496,444	769,525
Long-term Capital Lease	24,458	119,814
Put Warrant Obligation	—	200,000
Other Liabilities	405,514	108,024

Total Liabilities	$4,361,117	$4,229,293

Stockholders’ Equity	15,277,899	13,707,287

Total Liabilities and Stockholders’ Equity	$19,639,016	$17,936,580

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